Exhibit n.2

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of Sierra Income Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Sierra Income Corporation (the “Company”), as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 included in this Registration Statement (Form N-2 No. 333-2000595), and have issued an unqualified opinion herein dated March 8, 2016. We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of December 31, 2013, and 2012, for the years then ended and have issued unqualified opinions thereon (which are not included in the Registration Statement). The senior securities table has been subjected to audit procedures performed in conjunction with the audits of Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.

Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

New York, NY

May 6, 2016